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                     January 22, 2021

       Steven Lisi
       Chief Executive Officer
       Beyond Air, Inc.
       825 East Gate Blvd., Suite 320
       Garden City, NY 11530

                                                        Re: Beyond Air, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 12,
2021
                                                            File No. 001-38892

       Dear Mr. Lisi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Stephen M. Nicolai,
Esq.